Exhibit 4.6

MR. NOTARY,

Kindly  issue  in your  registry  of  public  deeds  one  evidencing  the  EARLY
TERMINATION OF THE AGREEMENT OF ASSIGNMENT THROUGH EXPLORATION AND PURCHASE OPTION OF MINING RIGHTS entered into by and between COMPANIA DE EXPLORACIONES, DESARROLLO E INVERSIONES MINERAS S.A.C., with Single Taxpayer's Registration No. 20101283586, registered in Entry 1 of Card No. 10003 of the Book of Contractual Corporations and Other Legal Entities of the Public Registry of Mines, domiciled for purposes hereof at Luis N. Saenz No. 447-449, Jesus Maria, Lima, duly represented by its General Manager, Mr. Jean Marie Georgel Paris, identified by Foreign Resident's Card No. N-74128, and its Chairman of the Board of Directors, Mr. Alberto Benavides de la Quintana, identified by Voter's Registration Card No. 07784578, as per power of attorney granted in the Board of Directors' Meeting held on May 21, 2001, which minutes you, Mr. Notary, should kindly insert herein as a certified copy, hereinafter referred to as CEDIMIN, as party to the first part, and COMPANIA MINERA MANHATTAN S.A., with Single Taxpayer's Registration No. 20251828980, registered in Entry 1 of Card No. 40091 of the Book of Contractual Corporations and Other Legal Entities of the Public Registry of Mines, domiciled at Salamanca 150, San Isidro, duly represented by its Director, Mr. Juan Carlos Escudero Velando, identified by National Identity Document No. 08273043, as per power of attorney granted by the Shareholders' Meeting on May 4, 2001, which you, Mr. Notary, should kindly insert herein, hereinafter referred to as MANHATTAN, as party to the other part, under the following terms and conditions:

CEDIMIN and MANHATTAN shall be jointly referred to as THE PARTIES.

Based on THE PARTIES' good faith, the terms and conditions hereof are the following:

BACKGROUND
----------

I. By means of a public deed dated December 27, 1997 and granted before Notary Dr. Gustavo Correa Miller, THE PARTIES entered into an Agreement of Assignment through Exploration and Purchase Option of Mining Rights, whereby CEDIMIN assigned to MANHATTAN its rights to exploit its mining rights called "El Papayo 1 ", "El Papayo 2", "Locuto 1 ", "Locuto 2", "Locuto 3", "Vega Hoyaga Honda" and "Vega La Rita" and granted it a purchase option with respect to 51 of its rights and shares in the said mining rights.

II. On the date of execution of this preliminary deed, THE PARTIES declare that they have signed the preliminary deed of Early Termination of the Agreement of Assignment trough Exploration and Purchase Option of Mining Rights referred to in the above paragraph.

CLAUSE ONE: MINING RIGHTS
----------- -------------

1.1 CEDIMIN declares that it is the holder of the following Mining Concessions, hereinafter the MINING RIGHTS, located in the District of Tambo Grande, Province and Department of Piura and registered with the Public Registry of Mines - Regional Registration Office of Trujillo.

Registration with the Public Registry of Mines - BOOK OF MINING RIGHTS

--------------------------------------------------------------------------
|NAME                |    NUMBER       |      HECTARES    |      CARD    |
|--------------------|-----------------|------------------|--------------|
|EL PAPAYO 1         |     2249        |        1000      |      5475    |
|--------------------|-----------------|------------------|--------------|
|EL PAPAYO 2         |     2250        |        400       |      5435    |
|--------------------|-----------------|------------------|--------------|
|LOCUT01             |     2329        |        700       |      7138    |
|--------------------|-----------------|------------------|--------------|
|LOCUTO 2            |     2330        |        500       |      6043    |
|--------------------|-----------------|------------------|--------------|
|LOCUTO 3            |     2331        |        400       |      5355    |
|--------------------|-----------------|------------------|--------------|
|VEGA HOYAGA HONGA   |     2341        |        100       |      5427    |
|--------------------|-----------------|------------------|--------------|
|VEGA LA RITA 1      |     2322        |        100       |      5411    |
--------------------------------------------------------------------------

1.2 Regarding the MINING RIGHTS listed in 1.1, CEDIMIN represents and warrants that:

     1.2.1 It is the only holder of the MINING RIGHTS, the payment of their standing fees until year 2000 inclusive having been made, and there are no burdens, liens or judicial or extrajudicial measures of any nature whatsoever on them that prevent CEDIMIN from carrying out the exploration and exploitation activities.

     1.2.2 During the whole term hereof, it will keep each of the MINING RIGHTS in good standing and free from liens.

     1.2.3 In case it acquires any title whatsoever on new mining properties to cover areas adjacent to the MINING RIGHTS and then decides to transfer them, it will grant the first preemptive right of purchase to the company to be incorporated, provided that MANHATTAN exercises the OPTION hereinafter conferred in its favor.

     1.2.4 In case it acquires, under any title whatsoever, the surface areas covered by the MINING RIGHTS or adjacent to them and then decides to transfer them, it will grant the first preemptive right of purchase to the company to be incorporated, provided that MANHATTAN exercises the OPTION hereinafter conferred in its favor.

     1.2.5 It has not entered into any agreement contrary to this agreement with any third party.

     1.2.6 There is no outstanding precautionary measure, whether pending or already executed, judicial, administrative or tax proceeding, or claim affecting or that may affect MANHATTAN so that the execution and/or performance hereof is prevented or hindered. Likewise, it represents that it is not aware of the existence of any circumstance that may cause that those proceedings are filed or that it is intended to file them.

     1.2.7 On the date hereof, there are no pending administrative requirements related to security, hygiene and/or environmental protection provisions, such as fines, indemnities, compensations, construction or capital investment, with respect to the MINING RIGHTS or the surface lands where they are located.

     1.2.8 It has delivered to MANHATTAN reports, studies, maps and other data in its possession related to the MINING RIGHTS.

     1.2.9 In case it is determined that one or more of the MINING RIGHTS subject matter hereof are superimposed, whether in whole or in part, with MINING RIGHTS of third parties, and that new companies are created as holders of new MINING RIGHTS comprising the superimposed areas, it commits itself to vote its corresponding interests or shares in those new companies and to make every necessary effort and/or action for the new companies to enter into assignment and/or OPTION agreements with MANHATTAN with respect to its mining rights.

               In the event it is a partial superimposition and CEDIMIN obtains new MINING RIGHTS and/or the area of the present MINING RIGHTS is reduced, it will be understood that this agreement comprises the new MINING RIGHTS and/or continues being applied with respect to those which areas will be reduced.

1.3 If MANHATTAN acquires, under any title whatsoever, new mining properties covering areas adjacent to the MINING RIGHTS or surface lands covering the surface areas of the MINING RIGHTS or their adjacent areas and then decides to transfer them, it hereby binds itself to grant a first preemptive right of purchase to the company to be incorporated, provided that MANHATTAN exercises the OPTION right hereinafter conferred upon it.

1.4 For purposes of paragraphs 1.2.3 and 1.2.4 of points 1.2 and 1.3, THE PARTIES define the area comprised in the following UTM coordinates as the area adjacent to the MINING RIGHTS, hereinafter referred to as the AREA OF
     INTEREST:

     56 600 E                                                      94 38000 N
     56 600 E                                                      94 50000 N
     57 700 E                                                      94 50000 N
     57 700 E                                                      94 38000 N

CLAUSE TWO: ASSIGNMENT THROUGH EXPLORATION OF THE MINING RIGHTS
----------- ---------------------------------------------------

2.1 ASSIGNMENT: Pursuant to the provisions set forth in article 166 of the Single Revised Text of the General Mining Law, approved by means of Supreme Decree No. 014-92-EM, hereinafter the Mining Law, CEDIMIN hereby assigns MANHATTAN, and MANHATTAN accepts, its rights to explore the MINING RIGHTS mentioned in clause one, hereinafter referred to as the ASSIGNMENT.

     THE PARTIES agree that the consideration for the ASSIGNMENT will be the investment of US$4'950,000 to be made by MANHATTAN, subject to annual exploration programs for amounts not less than US$100,000, without prejudice to the total investment committed. THE PARTIES agree that for purposes of determining the investment amount of US$4'950,000, the investment already made by MANHATTAN in the MINING RIGHTS by virtue of the Agreement of Assignment through Exploration and Purchase Option of Mining Rights referred to in point I of the Background hereof shall be taken into consideration. Thus, for purposes of determining compliance with the investment amount of US$4'950,000, the investment made by MANHATTAN during the term hereof referred to in point I of the Background hereof will be added to the investment to be made by MANHATTAN during the term of this Agreement.

2.2 ASSIGNMENT TERM: THE PARTIES have mutually agreed that the term of this ASSIGNMENT will begin on the DATE OF COMING INTO EFFECT hereof and finish on January 15, 2004.

     This term is compulsory for CEDIMIN, but not for MANHATTAN, which, by means of a notarial letter addressed to CEDIMIN, may, at any moment and with no reason, terminate the ASSIGNMENT, in which case THE PARTIES must enter into the corresponding termination agreement of assignment for its registration with the Public Registry of Mines.

2.3  SCOPE OF THE AGREEMENT

     2.3.1 By means of the ASSIGNMENT, MANHATTAN takes full possession of the MINING RIGHTS subject matter thereof pursuant to the provisions set forth in article 166 of the MINING LAW, and substitutes CEDIMIN in all its rights and obligations to carry out the exploration activities. However, this substitution does not include the defense of the titles over the MINING RIGHTS assigned or the surface areas where such rights are located, which defense must be carried out by CEDIMIN without prejudice to the collaboration required by MANHATTAN to such effect, which collaboration it hereby commits itself to offer.

               It is  expressly  established  that CEDIMIN will not abide by the
               action  nor  abandon  it,  without  the  express   acceptance  by
               MANHATTAN.

               Regarding the granting of titles over the MINING RIGHTS and over the surface lands comprised in the Area of Interest, CEDIMIN commits itself before MANHATTAN to keep it informed about any act, whether administrative and/or judicial.

     2.3.2 The ASSIGNMENT includes the ponds, clearance, camps, roads, facilities and everything forming part of and/or being accessory to the MINING RIGHTS subject matter of the ASSIGNMENT, whether in fact or by law.

     2.3.3 During the term of the ASSIGNMENT, MANHATTAN is authorized to freely make, on its own risk and account, the technical studies and works of prospecting and/or exploration in the MINING RIGHTS' area, on the surface and/or inside the mine, and to take samples, make analysis, etc., without prejudice to performing them in a rational way, according to the opinion and judgment of its technical personnel and always complying with the provisions set forth in such regard in the MINING LAW and its mining welfare, mining security and environmental regulations. Likewise, it is hereby authorized to construct every kind of building and facility and install machinery and/or equipment therein.

     2.3.4 MANHATTAN is hereby authorized to freely dispose of the ore to be extracted as a result of the exploration works, provided that said disposal is not a purchase-sale. In order to sell said ore, it will require an authorization in writing from CEDIMIN.

     2.3.5 MANHATTAN commits itself to comply, with respect to the MINING RIGHTS subject to the ASSIGNMENT, with the obligations established in title six, chapters I and V of the MINING LAW about exploration investments, annual payments of standing fees or penalties, if the case may be, core records and/or drilling samples, presentation of sworn returns and other obligations established by Law, particularly about the use of surface lands. A reason for the automatic TERMINATION hereof is the non-compliance with any of these obligations resulting in the termination of the MINING RIGHTS. Any default subject matter of a sanction will be assumed by MANHATTAN.

     2.3.6 During the term of this ASSIGNMENT, CEDIMIN may, at any moment and prior notice through a letter or fax sent at least 10 calendar days in advance, inspect the MINING RIGHTS subject matter of the ASSIGNMENT, being empowered to make this inspection with its own personnel or through authorized representatives, but without interfering in any manner whatsoever with the exploration works and other activities carried out by MANHATTAN.

               MANHATTAN will provide the designated inspector or inspectors everything required to make his or their task easier. In its visit, the inspectors will be accompanied by the person in charge of conducting the mining works.

               Likewise,   CEDIMIN  will  be  entitled  to  be   delivered   any
               information and documentation requested to it in relation to the performance of the explorations.

     2.3.7 Any facility, building, machinery, equipment or material that MANHATTAN installs on its own account will be kept as its property and upon termination of the ASSIGNMENT, notwithstanding the reason therefor, it may remove them within a six-month term as from the date of termination of the ASSIGNMENT. However, it is established that MANHATTAN may not remove anything forming part of the MINING RIGHTS and/or any supporting material, if its removal may cause landslides, which will benefit CEDIMIN with no payment whatsoever to MANHATTAN.

     2.3.8 MANHATTAN will exercise is rights and comply with its obligations hereunder, with its own personnel; however, to such effect, it will be free to hire third parties, including CEDIMIN.

     2.3.9 MANHATTAN may, at any moment and by means of a letter or fax addressed to CEDIMIN, terminate the ASSIGNMENT with respect to one, more or all MINING RIGHTS, without prejudice, in case the termination is partial, to continue with the ASSIGNMENT subject to the terms and conditions agreed hereunder, with no alteration whatsoever.

CLAUSE THREE: OPTION
------------- ------

3.1 OPTION: Pursuant to the provisions set forth in article 165 of the MINING LAW, CEDIMIN grants MANHATTAN, and the latter accepts, a PURCHASE OPTION, hereinafter the OPTION, on 51 % of its rights and shares in any and all of the MINING RIGHTS referred to in clause one., including its integral and accessory parts.

3.2 OPTION TERM: THE PARTIES have agreed that the term of this OPTION will commence on the DATE OF COMING INTO EFFECT hereof and end on January 15, 2004.

3.3  EXERCISE OF THE OPTION
     ----------------------

     3.3.1 MANHATTAN may exercise the OPTION at any moment during its effective term, on the last day of the OPTION term, until 11.55 pm., Lima time, provided that it has invested the amount of US$4'950,000 indicated in point 2.1, unless the works performed show that with a lower investment, to the sole discretion of MANHATTAN, there are enough reserves for the company to be in charge of the exploitation to continue with the studies and/or works. Pursuant to point 2.1, for purposes of determining the investment of US$4'950,000, the amount of the investment made by MANHATTAN during the term hereof referred to in point I of the Background hereof will be taken into consideration. The exercise of the option and the incorporation of the company does not release MANHATTAN from making the pending investment until completing the sum of US$4'950,000, which is regulated under Annex I forming an integral part hereof. However, it is hereby established that every expense required to incorporate the new company forms part of the aforementioned amount of US$4'950,000.

     3.3.2 The OPTION will be exercised by means of a notarial letter addressed to CEDIMIN, accompanied by a cashier's check for the total price of the purchase-sale of the MINING RIGHTS.

     3.3.3 The total price equivalent to 51 % of the rights and shares in the MINING RIGHTS subject matter of the OPTION is mutually agreed by THE PARTIES at US$50,000.00, which will be divided into equal parts among all MINING RIGHTS covered by the purchase-sale.

               THE PARTIES expressly establish that CEDIMIN will use the full price to carry out the exploration works required or, if this is not the case, to cover the expenses and/or investments under the company's responsibility, to the extent possible. To such effect, CEDIMIN will deliver the price received to the company, once it has been incorporated, pursuant to the provisions set forth in paragraph 3.3.4 below.

      3.3.4 Once the notarial letter informing about the exercise of the OPTION has been received by CEDIMIN, THE PARTIES, within a term not to exceed 30 calendar days counted from the date of receipt of said letter, must sign the preliminary deed and public deed corresponding to the incorporation and corporate bylaws of a closed corporation, which, in case it is actually incorporated, will be called MINERA PAPAYO S.A.C. This closed corporation will substitute the legal entity that would have to be incorporated if this were not the case and pursuant to the provisions set forth in article 184 of the MINING LAW.

               CEDIMIN will have a 49% interest In MINERA PAPAYO S.A.C. and MANHATTAN, a 51 % interest.

      3.3.5 MINERA PAPAYO S.A.C. will have an initial capital stock equivalent in nuevos soles to the total price of purchase-sale agreed under paragraph 3.3.3., plus a sum in nuevos soles equivalent to US$10,000.00, which THE PARTIES will pay according to their corresponding interest percentages in said company, pursuant to paragraph 3.3.4. The MINING RIGHTS will form part of the equity of MINERA PAPAYO S.A.C., once it has been incorporated.

      3.3.6 ANNEX 1 forms an integral part hereof and contains the guidelines for the incorporation and corporate bylaws of MINERA PAPAYO S.A.C. as well as the rights and obligations of its shareholders with respect to the corporation and those of the shareholders with respect to each other.

3.4  TERMINATION OF THE OPTION
     -------------------------

     At any moment and by means of a notarial letter addressed to CEDIMIN, MANHATTAN may terminate the OPTION, which would imply the automatic termination of the ASSIGNMENT.

     Once the agreement has been terminated, MANHATTAN will only be responsible for completing the exploration works subject matter of the annual budget being applied, upon receipt of the aforementioned notarial letter, and delivering to CEDIMIN the information obtained as a result of the exploration, including plans, analyses, samples, etc. Likewise, MANHATTAN will also be responsible for filing with the mining authorities the statements  and  other  writs  required  by Law,  in  compliance  with  the provisions set forth in paragraph 2.3.5, and must also sign the corresponding termination agreement of this ASSIGNMENT and OPTION for its registration with the Public Registry of Mines. The notarial and registration expenses will be borne by MANHATTAN.

CLAUSE FOUR: CONDITIONS OF THE ASSIGNMENT AND OPTION
------------ ---------------------------------------

4.1 As a condition for the execution of the ASSIGNMENT and OPTION contained herein, MANHATTAN will invest in the exploration of the MINING RIGHTS the sum of US$4'950,000 established under point 2.1 including the other expenses stipulated in paragraph 3.3.1. For purposes of determining the sum of US$4'950,000, the provisions contained in the second paragraph of point
     2.1 of clause two shall apply.

4.2 According to the terms contained in point 2.1, the investment of US$4'950,00 will be made subject to the annual exploration programs for amounts not less, in any year, than US$100,000.00, duly approved by the TECHNICAL COMMITTEE described in clause five below.

4.3 As a condition for the execution of the ASSIGNMENT and OPTION, MANHATTAN must pay to CEDIMIN as OPTION RIGHT the amount of US$300,000. This obligation will be met through annual payments of US$50,000 each, to be made subsequently every contractual year, except for the case indicated in paragraph 3.3.1. In such a case, MANHATTAN must pay to CEDIMIN, together with the purchase-sale price and in the same form indicated in paragraph 3.3.2, the amount pending for the OPTION RIGHT. It is expressly established that these payments will be final, notwithstanding whether MANHATTAN exercises its OPTION right or not.

     It is also expressly established that pursuant to the stipulations contained in point 3.4, MANHATTAN will not be obliged to pay for the OPTION RIGHT, since, if the case may be, it releases the OPTION.

     THE PARTIES agree that for purposes of determining the sum of US$300,000 to be paid by MANHATTAN pursuant to this point 4.3, the annual payments made by MANHATTAN for the OPTION RIGHT during the effective term of the agreement referred to in point I of the Background will be taken into consideration. To such effect, the annual payments for the OPTION RIGHT already made by MANHATTAN will be added to the payments to be made by the latter for this same reason during the effective term hereof.

4.4 As a condition for the execution of the ASSIGNMENT and OPTION, CEDIMIN will not transfer, assign or encumber the MINING RIGHTS in favor of third parties, it being expressly agreed that if due to legal or economic reasons, it is essential, appropriate or necessary to act in this way, with the approval in writing of MANHATTAN with respect to the MINING RIGHTS, whether in whole or in part, and/or their integral and/or accessory parts, the possible acquirer or beneficiary of the encumbrances must previously accept this agreement, in whole and in writing, without altering its terms and conditions, and without said acceptance, those agreements will have no effect.

     Pursuant to the provisions contained in the foregoing paragraph, prior to any transfer, ASSIGNMENT or encumbrance, CEDIMIN will inform thereof to MANHATTAN in writing, stating the reasons and the name of the potential acquirer or beneficiary, and act in this way, once MANHATTAN has given its consent.

4.5 MANHATTAN should enter the investments in the account books and records under its responsibility pursuant to the generally accepted accounting principles of the mining activity, in accordance with the requirements contained in the Peruvian laws. To such effect, THE PARTIES agree that the investments under MANHATTAN's responsibility, notwithstanding whether they are entered in the account books and records in local currency, will be calculated in US dollars. For that purpose, the buying exchange rate in force on the date of each investment will be applied.

CLAUSE FIVE: TECHNICAL COMMITTEE
------------ -------------------

5.1 THE PARTIES do hereby create a TECHNICAL COMMITTEE by mutual agreement to be in charge of defining the policy to be followed during the effective term hereof, to which THE PARTIES will submit themselves. Likewise, the TECHNICAL COMMITTEE will be responsible for approving the annual exploration programs and their corresponding budgets and any other aspect related to the performance hereof until its full compliance.

     THE PARTIES are duly represented in the TECHNICAL COMMITTEE by three (3) representatives each, who will elect, on an annual basis, the President of the TECHNICAL COMMITTEE among them. The President may be reelected and will be elected among MANHATTAN's representatives before the TECHNICAL COMMITTEE.

5.2 The TECHNICAL COMMITTEE will hold compulsory meetings once a year in March and in any other time deemed necessary to the President's discretion. The TECHNICAL COMMITTEE will adopt its resolutions by majority vote. To such effect, each representative or member of the TECHNICAL COMMITTEE will be entitled to vote. In case of tie, the President of the TECHNICAL COMMITTEE will have a casting vote.

     The President of the TECHNICAL COMMITTEE will call an annual meeting by means of a letter or via fax, and with acknowledgment of receipt, addressed to CEDIMIN and MANHATTAN, 10 calendar days in advance. For purposes of any other meeting, the same procedure will be followed, but 20 calendar days in advance. The notice will indicate the date, place and time of the meeting, whether it is held in the city of Lima or abroad, and the matters to be dealt with. For purposes of the annual notices, the project of the annual exploration program for the next year and the corresponding budget, which will be prepared by MANHATTAN, will be sent.

     Without prejudice to the provisions contained in the foregoing paragraph, any of THE PARTIES may, at any moment, request the President to call a meeting of the TECHNICAL COMMITTEE, which will call the meeting within 3 calendar days following the date of receipt of the request received in this regard. The notice will be sent 20 calendar days in advance.

     The meetings of the TECHNICAL COMMITTEE will rather be held in the city of the Lima.

5.3 The results of the implementation of the annual exploration programs will be submitted by MANHATTAN, since it is in charge of implementing them, before the TECHNICAL COMMITTEE so that the latter approves them and makes any comment and/or observation on them.

5.4 For purposes of the meetings of the TECHNICAL COMMITTEE, at least four (4) of its members must be present, notwithstanding whether the meeting has been called for the first or second time, provided that two (2) of those members represent MANHATTAN and the other two (2), CEDIMIN.

     10 calendar days must elapse from the first call to the second call and, if the case may be, the date for the second call, if the case may be, may be indicated when the meeting is called for the first time.

     The meetings of the TECHNICAL COMMITTEE and the resolutions to be adopted will be contained in minutes that will be signed at least by 2 of the members present in each meeting. The minutes will be kept in loose sheets.

CLAUSE SIX: MINERA PAPAYO SOCIEDAD  ANONIMA CERRADA IN CASE MANHATTAN  EXERCISES
----------- --------------------------------------------------------------------
THE OPTION
----------

THE PARTIES do hereby agree that once MINERA PAPAYO S.A.C. has been incorporated and provided that MANHATTAN exercises the OPTION conferred to it, they will be subject to the general guidelines agreed by them for that company in a separate document, which forms an integral part hereof as Annex I.

CLAUSE SEVEN: REPRESENTATIONS AND/OR WARRANTIES OF MANHATTAN
------------- ----------------------------------------------

MANHATTAN hereby represents and/or warrants that:

7.1 It is a company duly incorporated and existing pursuant to the Peruvian laws and likewise, it is duly qualified to own MINING RIGHTS and carry out on them all mining activities regulated by the MINING LAW.

7.2 It has economic capacity to make the investments and payments agreed under the ASSIGNMENT and OPTION.

7.3 It has no pending proceeding and is free from dissolution, liquidation and/or bankruptcy proceedings.

7.4 It has obtained all authorizations required to execute and perform this agreement and to assume the obligations agreed hereunder.

7.5 It knows the legal provisions in force about mining safety and hygiene and environment and commits itself to apply and honor them so as not to breach them upon the performance of the works to be carried out in its capacity as ASSIGNEE.

CLAUSE EIGHT: ASSIGNMENT OR TRANSFER OF CONTRACTUAL POSITION
------------- ----------------------------------------------

It is hereby agreed that THE PARTIES may transfer their rights hereunder to an affiliate, subsidiary and/or, if the case may be, its parent company, with no authorization whatsoever and whether in whole or in part. In such a case, the acquirer will be subject to all terms and conditions of this agreement. For this purpose, the following terms shall have the meanings indicated below:

AFFILIATE: A company in which 50% or more of its shares or interests entitled to vote are directly or indirectly owned by the person or persons, which, in turn, are the owners of 50% or more of the shares or interests entitled to vote of the party intending to transfer.

SUBISIDIARY: A company, in which at least 50% of its shares or interests entitled to vote are directly or indirectly owned by the company that intends to transfer its interests hereunder.

PARENT COMPANY: A company that is the direct or indirect owner of 50% or more of the shares or interests entitled to vote of the part intending to transfer.

CLAUSE NINE: CONFIDENTIALITY
------------ ---------------

THE PARTIES do hereby commit themselves to treat any information they may have access to in relation to the exploration activities as well as the results and processes they use in the strictest confidence. However, MANHATTAN may use the information it has for purposes of complying with the obligations regarding the statements made before the authorities and the public pursuant to law.

Confidential information shall mean every information about the MINING RIGHTS, including, but not limited to, geological, geochemical and geophysical data, maps, geologic maps, estimates, analyses, cores, reports and any other written or oral information, in the possession or control of THE PARTIES.

CLAUSE TEN: FORCE MAJEURE EVENTS
----------- --------------------

It is expressly agreed that if as a consequence of a cause beyond the will of THE PARTIES, duly evidenced, a force majeure event or an act of God, any of THE PARTIES is prevented from complying with the obligations assumed hereunder, it must immediately inform thereof to the other PARTY by means of a notarial letter.

In such a case, the compliance with any of the obligations assumed by it that have been affected will be suspended until the force majeure event, act of God or reason beyond the will of THE

PARTIES, duly evidenced, disappears, and the corresponding terms and obligations of the other PARTY will be extended.

If 30 calendar days elapse from the date of occurrence of the force majeure event, act of God or reason beyond the will of THE PARTIES, duly evidenced, and the affected party has not recommenced compliance with its obligations, THE PARTIES will hold a meeting to determine by mutual agreement and in writing the steps to be followed.

The only consequences of the force majeure events, acts of God or reasons beyond the will of THE PARTIES, duly evidenced, will be those expressly set forth in this clause.

CLAUSE ELEVEN: CONFLICT SETTLEMENT
-------------- -------------------

Pursuant to the provisions set forth in Law No. 26572, THE PARTIES do hereby agree that the conflicts between them with respect of the interpretation and/or application hereof that cannot be settled by means of a direct negotiation within a term of 15 calendar days counted from the date of receipt of the written notice informing of the existence of the subject matter of the conflict, will be settled by means of an arbitration by law to be carried out by an Arbitration Court composed of one or three arbitrators, which will be subject to the laws and rules of the International Chamber of Commerce and will be held in the city of New York, pursuant to the said regulations. The arbitrators must have a widely known experience in the mining industry, whether they are lawyers or any other professionals. The arbitration languages will be Spanish and English.

The arbitration  award will be final and unappealable and THE PARTIES  expressly
waive  to  submit  any  conflict   before  the   judicial   instances  of  their
jurisdictions or any Peruvian or foreign entity.

CLAUSE TWELEVE: DOMICILES OF THE PARTIES AND NOTICES
--------------- ------------------------------------

THE PARTIES have stated that their domiciles are those appearing in the introduction hereof.

In addition, they have declared that their fax numbers are the following:

MANHATTAN                 440-8861
CEDIMIN                   463-3377

It will be considered that the communications or notices sent to those domiciles at their fax numbers have been sent, unless their change is informed to the other party by means of a notarial letter or fax sent at least 15 calendar days in advance.

CLAUSE THIRTEEN: APPLICABLE LAW
---------------- --------------

The laws of the Republic of Peru will apply to this Agreement.

CLAUSE FOURTEEN: COMING INTO EFFECT
---------------- ------------------

This agreement will come into effect on the date THE PARTIES sign this preliminary deed without prejudice to its conversion into a public deed and its registration in the registration entries of the MINING RIGHTS in the Book of MINING RIGHTS of the Public Registry of Mines.

CLAUSE FIFTEEN: TAXES
--------------- -----

It is certified that the execution hereof is not subject to the payment of any tax whatsoever and that if in the future, any type of tax is imposed upon it, it will be borne by THE PARTIES in proportion to those corresponding to it hereunder when the taxable matter arises, unless that, by virtue of the law, the tax must be necessarily paid by any of them.

CLAUSE SIXTEEN: EXPENSES
--------------- --------

The notarial expenses resulting from the conversion of this preliminary deed into a public deed and its registration with the Public Registry of Mines will be fully borne by MANHATTAN and will be calculated in its equivalent in US dollars against the investment to be made by MANHATTAN hereunder.

CLAUSE SEVENTEEN: POWERS
----------------- ------

THE PARTIES declare that their representatives, Messrs. Jean Marie Georgel Paris and Alberto Benavides de la Quintana, and Juan Carlos Escudero Velando, respectively, are duly empowered to sign, on behalf of CEDIMIN and MANHATTAN, respectively, this preliminary deed of the Agreement of Assignment through Exploration and Purchase Option of Mining Rights and its annex, as well as the public deed resulting from this preliminary deed and the other documents that may be required for their formalization.

Mr. Notary, kindly add the introduction and conclusion required by Law, insert the necessary documents and, once this has been done, convert this preliminary deed into a public deed.

                                                              Lima, June 5, 2001

                  MANHATTAN                                CEDIMIN
   -(signed) Juan Carlos Escudero Velando     -(signed) Jean Marie Georgel Paris
                  Director                             General Manager


                                      -(signed) Alberto Benavides de la Quintana
                                         Chairman of the Board of Directors

                                     ANNEX 1
                       GUIDELINES FOR MINERA PAPAYO S.A.C.

1.   SHAREHOLDERS: CEDIMIN and MANHATTAN

2. CAPITAL STOCK: It will equal the equivalent in nuevos soles of the total price of the purchase-sale, plus US$10,000.00, in its equivalent in nuevos soles.

3. PURPOSE OF THE COMPANY: Its purpose will be the performance of every kind of mining activity permitted by Law.

4.   INITIAL SHAREHOLDERS' INTEREST IN THE CAPITAL STOCK

     MANHATTAN         :        51%
     CEDIMIN           :        49%

5. PREEMPTIVE RIGHT OF PURCHASE: The shareholders, on a prorata basis and in proportion to their corresponding interest percentages in the company's capital stock, will be entitled to the preemptive right of purchase, in case one of the shareholders wishes to sell its shares to third parties that are not shareholders.

6. SHAREHOLDERS' CONTRIBUTIONS: Once the company has been incorporated, each shareholder will contribute to its budget in proportion to its interest percentages in the capital stock, except for the following cases:

     6.1 If a company is incorporated without MANHATTAN having made the total investment of US$4'950,000.00 under the terms referred to in point 2.1 of Clause Two (a condition of the ASSIGNMENT and OPTION), then the company's budgets will be only financed by MANHATTAN until completing the said sum of US$4'950,000.00 and once this obligation has been met, the difference between the investment made by MANHATTAN during the effective term of the ASSIGNMENT and the OPTION and during the existence of the company until completing this investment will be considered as a complementary capital premium that may be subject to capitalization in favor of the shareholders in proportion to their corresponding interest percentages in the company's capital stock.

     6.2 If CEDIMIN or MANHATTAN, within the term of ninety (90) calendar days following the date in which the total investment of US$4'950,000 is made and by means of a notarial letter addressed to the chairman of the company's board of directors, decides not to contribute to the second stage (five years) of the project (which stage is under the responsibility of the company), then it will dilute its interest in the company until withholding only 20% of its shares. In this context, the party continuing with the project must invest, with its own funds, the amount of US$10'000,000 in this second five-year stage, and once the investment has been fully made, it will acquire from the other party, with no cost whatsoever, the number of shares, so that the diluted party withholds for itself only 20% of the representative shares of the capital stock of the company on the date of transfer.

          In the event that the party that decides to continue investing fails to invest the sum of US$10'000,000 in the said five-year term, CEDIMIN and MANHATTAN will reassume, with no cost whatsoever, their corresponding original interest percentages (49% and 51 %) in the capital stock of MINERA PAPAYO S.A.C., assuming with these percentages any subsequent financing required by the company.

     6.3 If CEDIMIN and MANHATTAN, within the term of ninety (90) calendar days following the date on which the investment of US$4'950,000.00 is completed, sends to the chairman of the company's board of directors notarial letters, expressing each of them its decision to contribute for the second stage (five years) of the project assumed by the company, then CEDIMIN and MANHATTAN will invest the amount of US$10'000,000.00 from their own funds, on a prorata basis, based on their respective interest percentages in the original capital stock of MINERA PAPAYO S.A.C. (49% - 51 %). However, if within the five-year term, CEDIMIN or MANHATTAN decides to stop investing, then the party that continues investing will complete the investment of US$10'000,000.00, and once this investment has been completed, it will acquire from the other party, with no cost, the corresponding number of shares, so that the party that failed to invest withholds for itself, only 20% of the representative shares of the capital stock of the company upon the transfer.

     6.4 In the cases described in points 6.2 and 6.3, the party that acquires the shares of the diluted party will have, for a one-year term counted from the transfer of the shares as set forth in points 6.2 and 6.3, a first preemptive right to purchase from the diluted party its remaining 20% of the company's shares, at a price of US$5'000,000.

7.   COMPANY'S MANAGEMENT
     --------------------

     7.1 SHAREHOLDERS' MEETINGS: For purposes of the important resolutions other than those regulated by this annex, in any meeting, whether called for the first or second time, the approving vote of the shareholders representing at least 66% of the company's capital stock will be required.

     7.2 BOARD OF DIRECTORS: The company's board of directors will be composed of 5 members, 3 of which will be elected from the list of persons to be proposed by MANHATTAN and 2 from the list of persons to be proposed by CEDIMIN. The position of chairman of the board of directors will be filled by any of the directors elected at the suggestion of MANHATTAN.

     7.3 MANAGER: MANHATTAN will be the manager of the company and, as such, may designate its representative, and the representative or operator may be an individual or legal entity. MINERA PAPAYO S.A.C. will pay to the manager or, if the case may be, the operator to be designated by MANHATTAN, annual fees equivalent to 7.5% of the expenses incurred, which will be entered in the account books and records on a quarterly basis. These fees form part of the investment of US$4'950,000 referred to in point 2.2 of clause two hereof.

8. CONFLICT SETTLEMENT: Any conflict between the shareholders and between them and the company will be settled by means of arbitration by law by the International Chamber of Commerce. The languages of the arbitration will be English and Spanish.

     As a sign of approval and acceptance, THE PARTIES sign this Annex in three counterparts, in Lima, on June 5, 2001.

                 MANHATTAN                                 CEDIMIN
  -(signed) Juan Carlos Escudero Velando      -(signed) Jean Marie Georgel Paris
                  Director                              General Manager


                                  -(signed) Alberto Benavides de la Quintana
                                      Chairman of the Board of Directors